Exhibit 99.1
                  [LOGO]
SANTA FE ENERGY RESOURCES, INC.               news RELEASE
1616 South Voss, Suite 1000
Houston, Texas 77057                          Contact:          Kathy E. Hager
Phone: (713) 507-5000                                           (713) 507-5315


                                 SANTA FE ENERGY
                            ANNOUNCES STOCK PURCHASE

Houston, Texas -- December 15, 1997

Santa Fe Energy Resources (NYSE:SFR) today announced that the Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock. Based on the current market value of the common stock, this would allow the Company to repurchase about 4 percent of the approximately 103 million shares outstanding.

"We believe that our common stock is undervalued given the Company's near term production growth and the substantial long term growth potential represented by our exploration program," said James L. Payne, Chairman, and CEO of the Company. He continued, "The stock repurchase is an attractive investment and is a means of building shareholder value."

The Board of Directors also approved a capital expenditure budget for 1998 of approximately $277 million. The Company believes its operating cash flow and existing credit facility will be sufficient to meet capital and operating requirements in 1998 and any share repurchases. The purchases are to be made from time to time in the open market or directly from shareholders at prevailing market prices. Shares repurchased will be available for use under the Company's employee benefit and stock option plans to minimize dilution to existing shareholders.

Santa Fe Energy Resources is an independent oil and gas exploration and development company with headquarters in Houston, Texas. It has production in the United States, Argentina and Indonesia with additional exploration activities in other regions of the world. Its common stock is traded on the New York Stock Exchange under the symbol SFR.

This news release may contain forward-looking statements within the meaning of the Securities Litigation Reform Act. These projections and statements reflect the company's current views with respect to future events and financial performance. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 1996.